Exhibit 99.1

Investor and Analyst Contact:                        Media Contact:
Paul E. Anderson                                 Gary Hanson
(651) 458-6494                                (602) 286-1777

NORTHERN TIER ENERGY TO PARTICIPATE IN
UPCOMING INVESTOR CONFERENCES

Tempe, AZ – May 9, 2014 – Northern Tier Energy LP (NYSE:NTI) today announced that management will participate in the Morgan Stanley Refining Corporate Access Day, in New York City, on Monday, May 12, 2014. The meeting materials will be available beginning Monday, May 12, 2014, on the Investors section of Northern Tier Energy’s website at www.ntenergy.com.

Management will also participate in the Citibank 2014 ICG Markets-Equities: Global Energy & Utilities Conference in Boston, on Wednesday, May 14, 2014. The presentation is scheduled for 11 am ET and will be webcast live. Links will be available on the Investors section of Northern Tier Energy’s website at www.ntenergy.com to the presentation beginning May 12, 2014, and to the live webcast on May 14, 2014.

The materials from both conferences, as well as a link to the archived webcast, will remain available on www.ntenergy.com in accordance with the Northern Tier Energy investor presentation archive policy.

About Northern Tier Energy
Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates a 96,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 164 convenience stores and supports 79 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom's brand. Northern Tier Energy is headquartered in Tempe, Arizona.
The general partner of Northern Tier Energy LP (NYSE: NTI) is indirectly owned by Western Refining, Inc. (NYSE: WNR), which holds approximately 39% of the limited partnership interest. More information about Western Refining is available at www.wnr.com.